FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228697-02

From: Cmbs Cantor Fitzgerald (CANTOR, FITZGERALD L) At: 09/27/19 16:13:30

To: [REDACTED]
Subject: CF 2019-CF2 **X-A IO PRICING DETAILS** PUBLIC

CF 2019-CF2 -- NEW ISSUE CMBS

$673.84MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & CO., DEUTSCHE BANK, KEYBANC CAPITAL MARKETS

CO-MANAGERS: DREXEL HAMILTON AND CASTLEOAK SECURITIES L.P.

RATING AGENCIES: FITCH, KROLL & S&P (S&P RATING THROUGH CLASS C BONDS ONLY)

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (F/K/S)	SIZE (MM)	WAL	YIELD	PRICE	SPREAD
X-A	AAA/AAA/AAA	538.951	8.61	3.1043%	9.27419%	T+145

PRICING ASSUMPTIONS:	100% CPY TO CALL & OVER INTERPOLATED USD TSY

POOL BALANCE:	$802,906,053
NUMBER OF LOANS:	48
NUMBER OF PROPERTIES:	136
WA CUT-OFF LTV:	56.7%
WA UNDERWRITTEN NCF DSCR:	2.27X
WA UNDERWRITTEN NOI DEBT YIELD:	10.8%
WA MORTGAGE INTEREST RATE:	3.9950%
WA REM. TERM TO MATURITY (MOS):	114

PROPERTY TYPES:	RETAIL (19.9%), MULTIFAMILY (18.6%), OFFICE (16.5%), HOSPITALITY (12.8%), SELF STORAGE (10.9%), MIXED USE (8.9%), INDUSTRIAL (8.6%) MANUFACTURED HOUSING (3.8%)

TOP 5 STATES:	FL (11.9%), NY (11.5%), CA (10.9%), NJ (8.9%), TX (8.2%)

AMORTIZATION TYPE:	INTEREST ONLY (61.7%); INTEREST ONLY, THEN AMORTIZING (16.5%); AMORTIZING BALLOON (21.8%)

TOP 10 & 5 LOANS AS A % OF POOL:	46.8% & 28.1%

RISK RETENTION:	Eligible vertical interest and eligible horizontal residual interest

MASTER SERVICER:	KEYBANK, NA
SPECIAL SERVICER:	LNR PARTNERS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	LNR SECURITIES HOLDINGS
TRUSTEE:	CITIBANK, N.A.
CERT. ADMINISTRATOR:	CITIBANK, N.A.

ALLOCATIONS:	~2:45PM EST
PRICING:	~3:30PM EST
EXPECTED SETTLEMENT:	On or about October 17, 2019

ATTACHED:	TERM SHEET, ANNEX A-1

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The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-228697) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.